Exhibit 5.3

Postbus 7113
1007 JC Amsterdam
Strawinskylaan 1999
1077 XV Amsterdam	Amsterdam, October 4, 2010
T +31 20 71 71 000
F +31 20 71 71 111
To the addressees listed in Exhibit A hereto

Ladies and Gentlemen:

Re: MagnaChip - Registration Statement relating to resales by certain holders of up to USD 35 million in principal amount of 10.500% Senior Notes Due 2018

We have acted as special counsel as to Netherlands law to the Netherlands Company. This opinion letter is rendered in connection with the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit B. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is addressed solely to you. It may only be relied upon by you in connection with the filing of the Registration Statement and as may be required by the SEC. We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement, to the use of our name in the prospectus contained therein under the caption “Legal Matters” and to the reliance on the opinions expressed herein by Jones Day for purposes of its opinions being delivered and filed as exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit belonging to the category of persons whose consent is required under Section 7 of the Securities Act.

NautaDutilh N.V. has its seat at Rotterdam, the Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out subject to the general conditions of NautaDutilh N.V., which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.

ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

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This opinion letter does not purport to address all matters of Netherlands law that may be of relevance to you with respect to the Transaction Documents. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Transaction Documents or any other document reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter. Its contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon the Transaction Documents and the Corporate Documents and we have assumed that the Transaction Documents have been entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review. We have not been involved in structuring, drafting or negotiating any Transaction Document.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the European Court of First Instance and the European Court of Justice. We do not express any opinion on Netherlands or European competition law or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of any developments and/or changes of Netherlands law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Transaction Documents subsequent to the date of this opinion letter.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. This opinion letter may only be relied upon by you, and our willingness to render this opinion letter to you is based, on the condition that you accept that (i) the legal relationship between yourselves and NautaDutilh is governed by Netherlands law, (ii) any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Amsterdam, the Netherlands, and (iii) any liability of NautaDutilh arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned.

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In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.

all documents reviewed by us as originals are complete and authentic and the signatures on these documents are the genuine signatures of the persons purported to have signed them, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals and these originals are complete and authentic and the signatures on them are the genuine signatures of the persons purported to have signed them;

b.

no defects attach to the incorporation of the Netherlands Company (aan haar totstandkoming geen gebreken kleven) and the Deed of Incorporation (i) has been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar) by or on behalf of a civil law notary (notaris) who had the power and authority to execute that deed and (ii) complies with Netherlands law (voldoet aan de eisen der wet);

c.

(i) no regulations (reglement) have been adopted by any corporate body of the Netherlands Company and (ii) the Articles of Association are its articles of association currently in force. The Extract supports item (ii) of this assumption;

d.

the Netherlands Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), (iv) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend), (v) been subjected to the appointment of an administrator (curator) in respect of any of its bodies or representatives on the basis of Article 1:76 FSA or (vi) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets. The Extract and our inquiries of today with the Bankruptcy Clerk’s Office support the items (i) through (iv) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (iv) have not occurred;

e.	the resolutions recorded in the Resolutions are in full force and effect,

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and the factual statements made and the confirmations given in the Resolutions are complete and correct;

f.	no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Netherlands Company;

g.	the Indenture and each Guarantee Notation on Notes is signed by a person authorized to represent the Netherlands Company at the time of such signing; and

h.

under any applicable law (other than, in relation to the Netherlands Company only, Netherlands law) the choice of law clause in the Indenture constitutes a legal, valid and binding choice of law to govern both the Indenture and the Guarantee Notations on Notes.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status
1.	The Netherlands Company is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private company with limited liability).

Corporate Power
2.

The Netherlands Company has the corporate power to enter into the Opinion Documents and to perform its obligations thereunder. The Netherlands Company does not violate any provision of its Articles of Association by entering into the Opinion Documents or by performing its obligations thereunder.

Corporate Action
3.	The Netherlands Company has taken all corporate action required by its Articles of Association and Netherlands law in connection with entering into the Opinion Documents.

Choice of Law
4.

But for the exclusive choice of forum contained in the Indenture, the Netherlands courts would recognise the choice of the laws of the State of New York to govern the contractual obligations of the Netherlands Company under the Guarantee Notations on Notes.

The opinions expressed above are subject to the following qualifications:

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A.

As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Transaction Documents under the applicable law and the obligations of the parties to the Transaction Documents and we have made no investigation of that meaning and purport. Our review of the Transaction Documents and of any other documents subject or expressed to be subject to any law other than Netherlands law has therefore been limited to the terms of these documents as they appear to us on their face.

B.	The information contained in the Extract does not constitute conclusive evidence of the facts reflected in them.

C.

Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its receiver in bankruptcy (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

D.

Pursuant to Article 2:207c NCC, a besloten vennootschap met beperkte aansprakelijkheid may not grant loans (leningen verstrekken), provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. Article 2:207c NCC may also apply to a guarantee by a besloten vennootschap met beperkte aansprakelijkheid in connection with the refinancing of debts originally incurred with a view to the subscription or acquisition of shares in the share capital or depository receipts of the besloten vennootschap met beperkte aansprakelijkheid. It is generally assumed that a transaction entered into in violation of Article 2:207c NCC is null and void (nietig).

E.

Netherlands courts may, despite any generally recognized choice of law clause in the Indenture applicable to the Guarantee Notations on Notes apply overriding mandatory provisions of the Netherlands and other

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jurisdictions, refuse application of provisions of other jurisdictions which are manifestly incompatible with the public policy (“ordre public”) of the Netherlands or the European Union, and have regard to the law of the country where performance of the agreement takes place.

F.

Any provision in the Opinion Documents stating that any rights and obligations thereunder shall bind successors of the Netherlands Company may not be enforceable in the absence of any further agreements to that effect with such successor.

G.	The opinions expressed in this opinion letter may be limited or affected by:

a.

any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

	b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to receivers in bankruptcy or creditors;
	c.	claims based on tort (onrechtmatige daad); and
	d.	sanctions and measures implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977) or European Union Regulations.

H.

No opinion is expressed as to the validity or enforceability of any security right, assignment or transfer purported or intended to be vested by or pursuant to the Transaction Documents or with respect to any consents, approvals, licenses, orders, notices, or filings necessary to ensure the validity or enforceability of any security right, assignment or transfer purported or intended to be vested by or pursuant to the Transaction Documents.

I.

In the event that Guarantee Notations on Notes are signed on behalf of the Netherlands Company by the use of duplicate signatures this will only be binding on the Netherlands Company if such duplicate signatures are printed or duplicated on such Guarantee Notations by a person or entity duly authorized on behalf of the Netherlands Company and provided that any power of attorney or mandate granted by the Netherlands Company in connection with the signing thereof has not terminated.

J.	If a duplicate signature will be used for the Guarantee Notations on Notes, each Attorney should approve such use of his or her signature.

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Yours faithfully,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

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EXHIBIT A

LIST OF ADDRESSEES

1.	MagnaChip Semiconductor B.V.

2.	Jones Day
1755 Embarcadero Road
Palo Alto, CA 94303

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EXHIBIT B

LIST OF DEFINITIONS

“Articles of Association”

the articles of association (statuten) of the Netherlands Company as they read after the execution of a deed of amendment dated 23 December 2004, which, according to the Extract, was the last amendment to the articles of association of the Netherlands Company

“Attorney”	a person authorized to represent the Netherlands Company

“Bankruptcy Clerk’s Office”	(i) the online central insolvency register (Centraal Insolventie Register) held by the Council for the Administration of Justice (Raad voor de Rechtspraak);
(ii) the online EU Insolvency Register (Centraal Insolventie Register-EU Registraties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak); and
(iii) the Amsterdam court bankruptcy clerk’s office (faillissementsgriffie)

“Commercial Register”	the Amsterdam Chamber of Commerce Commercial Register (Handelsregister gehouden door de Kamer van Koophandel en Fabrieken)

“Corporate Documents”	the documents listed in Exhibit D

“Deed of Incorporation”	the deed of incorporation (akte van oprichting) of the Netherlands Company dated 7 June 1984

“Exhibit”	an exhibit to this opinion letter

“Extract”	an extract from the Commercial Register dated October 4, 2010 with respect to the Netherlands Company

“FSA”	the Netherlands Financial Supervision Act (Wet op het financieel toezicht)

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“Guarantee Notation on Notes”	a notation substantially in the form attached as Exhibit E of the Indenture on Notes, in each case authenticated and delivered by the Trustee in accordance with the Indenture

“Indenture”	the document listed under 3 in Exhibit C

“NCC”	the Netherlands Civil Code (Burgerlijk Wetboek)

“the Netherlands”	the Kingdom of the Netherlands, excluding Aruba and the Netherlands Antilles

“Netherlands Company”	MagnaChip Semiconductor B.V.

“Notes”	shall have the meaning ascribed thereto in the Indenture

“Opinion Documents”	the documents listed under 3 and 4 in Exhibit C

“Registration Statement”	the Registration Statement on Form S-1 which was originally filed with the SEC on August 12, 2010, Registration No. 333-168790 by, amongst others, the Company

“Resolutions”

the documents containing the resolutions of the managing board (bestuur) of the Netherlands Company, dated April 8, 2010 and the general meeting of shareholders (algemene vergadering van aandeelhouders) of the Netherlands Company, dated April 8, 2010

“SEC”	the United States Securities and Exchange Commission

“Securities Act”	the Securities Act of 1933, as amended, and the rules or regulations promulgated by the SEC thereunder, as the same may be amended or succeeded from time to time

“Shareholders’ Register”	a pdf copy of the Shareholders’ Register of the Company lastly updated 16 July 2010

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“Transaction Documents”	the documents listed in Exhibit C

“Trustee”	Wilmington Trust FSB

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EXHIBIT C

LIST OF TRANSACTION DOCUMENTS

1.	a pdf copy of the Registration Statement;

2.

a pdf copy of the Exchange and Registration Rights Agreement dated April 9, 2010 among MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company (as Issuers), the Purchasers (as defined therein), the Netherlands Company (as Guarantor) and the other Guarantors (as defined therein);

3.

a pdf copy of the Indenture dated as of April 9, 2010 among MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company (as Issuers), the Netherlands Company (as Guarantor), the other Guarantors (as defined therein) and Wilmington Trust FSB (as Trustee); and

4.	Guarantee Notations on Notes.

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EXHIBIT D

LIST OF CORPORATE DOCUMENTS

1.	a copy of the Deed of Incorporation;

2.	a copy of the Articles of Association;

3.	an original copy of the Extract; and

4.	a copy of the Resolutions; and

5.	a copy of the Shareholders’ Register.